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                                                                    EXHIBIT 99.1

                            SILVERLEAF RESORTS, INC.
                        1221 River Bend Drive, Suite 120
                               Dallas, Texas 75247
                                 (214) 631-1166

Contact:    Harry J. White, Jr.
            Chief Financial Officer
            (214) 631-1166


                            SILVERLEAF RESORTS, INC.
       ANNOUNCES SALE OF UTILITIES ASSETS IN ILLINOIS, TEXAS AND MISSOURI

         DALLAS, TEXAS. (March 15, 2005) --- Silverleaf Resorts, Inc. (OTC:SVLF) today announced the sale of the water distribution and waste water treatment utilities assets at eight of its timeshare resorts in Illinois, Texas, and Missouri for an aggregate purchase price of $13.2 million. The sale will result in a gain of approximately $1.0 million to the Company.

         The assets were sold pursuant to an asset purchase agreement (the "Agreement") between the Company, as seller, and Algonquin Water Resources, of Texas, LLC, a Texas limited liability company; Algonquin Water Resources of Missouri, LLC, a Missouri limited liability company; Algonquin Water Resources of Illinois, LLC, an Illinois limited liability company; Algonquin Water Resources of America, Inc., a Delaware corporation; and Algonquin Power Income Fund, an open-ended investment trust established under the laws of Ontario, Canada (collectively, the "Purchasers"). The proceeds of the Company's sale of these utility assets will be used to reduce senior debt in accordance with the Company's loan agreements with its senior lenders.

         Purchasers and their affiliates own electricity generating, water distribution, and waste water handling facilities in Canada and the United States. Certain of the Purchasers have entered into a services agreement to provide uninterrupted water supply and waste water treatment services to the Company's eight timeshare resorts to which the transferred utility assets relate. The Purchasers will charge the Company's timeshare resorts the tariffed rate for those utility services that are regulated by the states in which the resorts are located. For any unregulated utility services, the Purchasers will charge a rate set in accordance with the ratemaking procedures of the Texas Commission on Environmental Quality.

         Notwithstanding the closing of this sale of utilities assets, the Agreement contains provisions relating to the required post-closing receipt of customary governmental approvals from utility regulators in Missouri and Texas. Specifically, if the Purchasers do not receive required approvals from Missouri regulators relating to the utility assets in Missouri (the "Missouri Assets") within twelve months of closing, the Missouri Assets will be reconveyed to the Company, the transaction involving the Missouri Assets will be rescinded, and the Company will be obligated to return to the Purchasers approximately $3.8 million of the purchase price attributable to the Missouri Assets. Similarly, if the Purchasers do not receive required approvals from Texas regulators relating to the utility assets in Texas (the "Texas Assets") within eighteen months of closing, the Texas Assets will be reconveyed to the Company, the transaction involving the Texas Assets will be rescinded, and the Company will be obligated to return to the Purchasers approximately $6.2 million of the purchase price attributable to the Texas Assets.


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         Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults.

         This release contains certain forward-looking statements that involve risks and uncertainties and actual results may differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Cautionary Statements" in the Company's reports filed with the Securities and Exchange Commission, including the Company's 2003 Annual Report on Form 10-K (pages 22 through 20 thereof) filed on March 29, 2004.